Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK ANNOUNCES CEO SUCCESSION PLAN

•	Thomas M. Ryan Announces He Will Retire as CEO in May 2011

•	Larry J. Merlo Named President and Chief Operating Officer and Joins Board of Directors

•	Office of the Chairman Formed to Provide for Smooth Transition

WOONSOCKET, RHODE ISLAND, May 12, 2010—CVS Caremark Corporation (NYSE: CVS), today announced that Chairman, President and Chief Executive Officer Thomas M. Ryan will retire from his position as Chief Executive Officer of the Company at next year’s Annual Meeting of Shareholders in May 2011.

The Board of Directors is appointing Larry J. Merlo, 54, as President and Chief Operating Officer, and anticipates Mr. Merlo will succeed Mr. Ryan as CEO. Mr. Merlo, a seasoned executive with 31 years of experience, including 20 with CVS, is also being elected to the Company’s Board of Directors. Effective immediately, Mr. Merlo will assume additional responsibilities, including Human Resources, Legal, Corporate Compliance, and Government Relations. He most recently served as Executive Vice President of the Company and President of its CVS/pharmacy retail operations, overseeing a portfolio of more than 7,000 CVS/pharmacy locations with net revenues of over $55 billion. The Company is initiating a search for Mr. Merlo’s successor as President of the CVS/pharmacy retail operations, considering both internal and external candidates. Mr. Merlo will continue to hold this responsibility until a successor is chosen.

The Company also said today that to facilitate the transition it has formed an Office of the Chairman including Mr. Ryan, Mr. Merlo and Per Lofberg, President of Caremark Pharmacy Services, the Company’s pharmacy benefit management (PBM) business. Mr. Lofberg, a 30-year veteran of the PBM industry and former Chairman of Merck-Medco Managed Care LLC (which became Medco Health Solutions), joined CVS Caremark in January 2010 to strengthen the PBM business, expand its market position and further develop the Company’s unique integrated healthcare model.

“I felt this was the right time to move forward with our transition plan,” Mr. Ryan, 58, said. “In my 36 years with the Company, including 16 years as President, I have never felt better about our position than I do now. We have tremendous assets, an incredibly talented management team and a strategy that is resonating in the marketplace. I made my decision knowing that CVS Caremark is in an excellent position and that we have the right team in place to build on our success.

“The plan we are announcing today will provide for a smooth, seamless transition in the leadership of CVS Caremark,” said Mr. Ryan. “Larry Merlo is a high-energy, customer-focused leader who has delivered outstanding results in every position he has held. He has worked alongside me for the past 20 years and has been instrumental in developing our vision for CVS Caremark as an integrated health care company. With his experience and proven track record, Larry is the ideal executive to lead our business forward. Moreover, in Larry and Per, we have two of the most talented and knowledgeable managers in the industry. With their complementary backgrounds, CVS Caremark is in excellent hands.”

Terry Murray, Lead Director of CVS Caremark, said, “Tom’s accomplishments at CVS Caremark have been nothing short of spectacular. Under his leadership, CVS has evolved from a regional drug store chain with revenues of $5 billion in 1994 to the nation’s largest pharmacy health care provider with revenues approaching $100 billion. We thank Tom for all he has done over the past 36 years and look forward to his continued leadership during the transition period ahead.”

Mr. Merlo added, “This is an exciting time for CVS Caremark as our integrated healthcare model gains further traction and we take full advantage of the opportunities to build on our unique market position. In my new role, I look forward to continuing our positive momentum and to further enhancing the long-term value of the Company. Tom has inspired our organization to achieve great things, and we look forward to building on his legacy.”

Mr. Lofberg commented, “Larry has been a terrific partner as we’ve worked together this year, and I look forward to our further collaboration as we continue to develop our integrated health care offering and build on the success we have already achieved.”

The Company will hold its Annual Meeting of Shareholders today. Mr. Ryan’s Company Update will be webcast for interested parties and accessible on the Company’s website at http://info.cvscaremark.com/investors, beginning at approximately 9:15 am (ET).

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States. Through our integrated offerings across the entire spectrum of pharmacy care, we are uniquely positioned to provide greater access to engage plan members in behaviors that improve their health, and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of more than 64,000 pharmacies, including over 7,000 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical expertise includes one of the industry’s most comprehensive disease management programs. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2009 and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.